Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Sea Forrest International Ltd.

8 Penjuru Lane

Singapore 609189

We consent to the inclusion in the Registration Statement on Form F-1 of Sea Forrest International Ltd., of our report date August 29, 2025 relating to our audit of the consolidated balance sheets of Sea Forrest International Ltd. as of December 31, 2023 and 2024 and the related statements of operations and comprehensive income/(loss), changes in shareholders’ equity and cash flows for year ended of December 31, 2023 and 2024 and the related notes included herein.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT (ID: 6723)

Kuala Lumpur, Malaysia
August 29, 2025